Exhibit 23.01

                             Consent of Independent
                          Certified Public Accountants




The Board of Directors
World House Entertainments, Inc.:

We consent to the use of our report dated March 18, 1999 relating to the balance sheet of World House Entertainment, Inc. as of December 31, 1998 and the related statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1998 in the December 31, 1998 annual report on Form 10-KSB of World House Entertainment, Inc.


                                            Cordovano and Harvey, P.C.

Denver, Colorado
April 14, 1999